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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                              Fischer Imaging Corp.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    337719108
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 28, 2006
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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Schedule 13G                                                         Page 2 of 8

CUSIP NO. 337719108

--------------------------------------------------------------------------------

1.       Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

         Henry Partners, L.P.   23-2888396
--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
               -----------------
         (b)
               -----------------

--------------------------------------------------------------------------------

3.       SEC USE ONLY

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------

Number of             5.       Sole Voting Power
Shares                         -0-
Beneficially          ----------------------------------------------------------
Owned by
Each                  6.       Shared Voting Power
Reporting                      -0-
Person With           ----------------------------------------------------------

                      7.       Sole Dispositive Power
                               -0-
                      ----------------------------------------------------------

                      8.       Shared Dispositive Power
                               -0-
--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         -0-
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)
         -0-
--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)

         PN
--------------------------------------------------------------------------------


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Schedule 13G                                                         Page 3 of 8

CUSIP NO. 337719108

--------------------------------------------------------------------------------

1.       Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

         Matthew Partners, L.P. 23-3063303
--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
               -----------------
         (b)
               -----------------

--------------------------------------------------------------------------------

3.       SEC USE ONLY

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------

Number of             5.       Sole Voting Power
Shares                         -0-
Beneficially          ----------------------------------------------------------
Owned by
Each                  6.       Shared Voting Power
Reporting                      -0-
Person With           ----------------------------------------------------------

                      7.       Sole Dispositive Power
                               -0-
                      ----------------------------------------------------------

                      8.       Shared Dispositive Power
                               -0-
--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         -0-
--------------------------------------------------------------------------------

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9)

         -0-
--------------------------------------------------------------------------------

12.      Type of Reporting Person (See Instructions)

         PN
--------------------------------------------------------------------------------


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Schedule 13G                                                         Page 4 of 8

CUSIP NO. 337719108

Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

         Henry Investment Trust, L.P.    23-2887157
--------------------------------------------------------------------------------

13.      Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
               -----------------
         (b)
               -----------------

--------------------------------------------------------------------------------

14.      SEC USE ONLY

--------------------------------------------------------------------------------

15.      Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------

Number of             16.      Sole Voting Power
Shares                         -0-
Beneficially          ----------------------------------------------------------
Owned by
Each                  17.      Shared Voting Power
Reporting                      -0-
Person With           ----------------------------------------------------------

                      18.      Sole Dispositive Power
                               -0-
                      ----------------------------------------------------------

                      19.      Shared Dispositive Power
                               -0-
--------------------------------------------------------------------------------

20.      Aggregate Amount Beneficially Owned by Each Reporting Person

         -0-
--------------------------------------------------------------------------------

21. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

--------------------------------------------------------------------------------

22.      Percent of Class Represented by Amount in Row (9)

         -0-
--------------------------------------------------------------------------------

23.      Type of Reporting Person (See Instructions)

         PN

--------------------------------------------------------------------------------


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Schedule 13G                                                         Page 5 of 8

CUSIP NO. 337719108

ITEM 1.

         (a)   NAME OF ISSUER:

               Fischer Imaging Corp.

         (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               12300 N. Grant St.
               Denver, CO  80241

ITEM 2.

         (a)   NAME OF PERSON FILING:

               (1)      Henry Partners, L.P.
               (2)      Matthew Partners, L.P.
               (3)      Henry Investment Trust, L.P.

         (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE, IF NONE, RESIDENCE:

               (1)      255 South 17th Street, Suite 2608
                        Philadelphia, PA 19103
               (2)      255 South 17th Street, Suite 2608
                        Philadelphia, PA 19103
               (3)      255 South 17th Street, Suite 2608
                        Philadelphia, PA 19103

         (c)   CITIZENSHIP:

               (1)      Delaware
               (2)      Delaware
               (3)      Pennsylvania

         (d)   TITLE OF CLASS OF SECURITIES:

               Common Stock, $.01 par value per share

         (e)   CUSIP NUMBER:

               337719108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               (a)      [ ] Broker or dealer registered under Section 15 of
                            the Act (15 U.S.C. 78o).

               (b)      [ ] Bank as defined in Section 3(a)(6) of the Act
                            (15 U.S.C. 78c).


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Schedule 13G                                                         Page 6 of 8

CUSIP NO. 337719108

               (c)      [ ] Insurance company as defined in Section 3(a)(19) of
                            the Act (15 U.S.C. 78c).

               (d)      [ ] Investment company registered under Section 8 of
                            the Investment Company Act of 1940 (15 U.S.C.
                            80a-8).

               (e)      [ ] An investment adviser in accordance with Section
                            240.13d-1(b)(1)(ii)(E).

               (f)      [ ] An employee benefit plan or endowment fund in
                            accordance with Section 240.13d-(b)(1)(ii)(F).

               (g)      [ ] A parent holding company or control person in
                            accordance with Section 240.13d-1(b)(1)(ii)(G).

               (h)      [ ] A savings association as defined in Section 3(b)
                            of the Federal Deposit Insurance Act (12 U.S.C.
                            1813).

               (i)      [ ] A church plan that is excluded from the
                            definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

               (j)      [ ] Group, in accordance with Section
                            240.13d-(b)(1)(ii)(J).

               Not applicable.

ITEM 4.        OWNERSHIP

         As of August 28, 2006, none of the persons filing this Amendment No. 2 to Schedule 13G beneficially own any shares of common stock of the Issuer.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBER OF THE GROUP

               Not applicable.


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Schedule 13G                                                         Page 7 of 8

CUSIP NO. 337719108


ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

               Not applicable.

ITEM 10.       CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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Schedule 13G                                                         Page 8 of 8

CUSIP NO. 337719108


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

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
                                                           HENRY PARTNERS, L.P. by its General Partner,
                                                               HENRY INVESTMENT TRUST, L.P., by its
                                                               General Partner, CANINE PARTNERS, LLC




Date:    September 1, 2006                                 By:  /s/ David W. Wright
     ---------------------------                              --------------------------------------------------
                                                               David W. Wright,
                                                               President

                                                           MATTHEW PARTNERS, L.P. by its General Partner,
                                                               HENRY INVESTMENT TRUST, L.P., by its
                                                               General Partner, CANINE PARTNERS, LLC




Date:    September 1, 2006                                 By: /s/ David W. Wright
     ---------------------------                              --------------------------------------------------
                                                               David W. Wright,
                                                               President

                                                           HENRY INVESTMENT TRUST, L.P., by its
                                                              General Partner, CANINE PARTNERS, LLC




Date:    September 1, 2006                                 By: /s/ David W. Wright
     ---------------------------                              --------------------------------------------------
                                                               David W. Wright,
                                                               President
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